Exhibit 99.1

[Quanta Logo Omitted]

Media Contact:	Sabrena E. Tufts 441.294.6377

Investor Contact:	Jonathan J.R. Dodd 441.294.6355

For Immediate Release

QUANTA COMMENTS ON A.M. BEST RATING ACTION AND ANNOUNCES STRATEGIC STEPS

HAMILTON, Bermuda – October 6, 2005 - Quanta Capital Holdings Ltd. (NASDAQ: QNTA), provided the following comments on A.M. Best's decision to place Quanta Reinsurance Ltd. and its subsidiaries and Quanta Europe Ltd. under review with negative implications.

Tobey J. Russ, Quanta's Chief Executive Officer, commented, "We are disappointed with A.M. Best's decision. We believe that A.M. Best's actions, while unfortunate, are consistent with their view of the industry in the aftermath of hurricanes Katrina and Rita."

Mr. Russ continued, "We have been executing our strategy to develop our specialty insurance and reinsurance businesses throughout 2005. Unfortunately, our results have been overshadowed by the unprecedented frequency and magnitude of the windstorm events over the last two years. The frequency and severity of these events have caused us grave concerns about the prospects for profitability in our technical risk property and property reinsurance lines of business. Accordingly we have determined to take the next few months to conduct an internal analysis of this business and the efficacy of the catastrophe models. Pending the outcome of this analysis, we will discontinue the writing of new business in these areas."

"We continue to work closely with A.M. Best as well as seek their affirmation of our rating at the A- (Excellent) level," Mr. Russ stated. "To achieve this, we are currently reviewing our capital structure and developing a capital raising plan and we look forward to working with A.M. Best on these initiatives."

About Quanta Capital Holdings Ltd.

Quanta Capital Holdings Ltd., a Bermuda holding company, provides specialty insurance, reinsurance, risk assessment and risk consulting products and services through its subsidiaries. Through operations in Bermuda, the United Kingdom, Ireland and the United States, Quanta focuses on writing coverage for specialized classes of risk through a team of technically qualified underwriters. The company offers specialty insurance and reinsurance products that often require extensive technical underwriting skills, risk assessment resources and engineering expertise.

The statements in this press release may include forward-looking statements within the meaning of the federal securities law, including the effect of claims resulting from hurricanes Katrina and Rita on the Company's results of operations. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations stated or implied will be achieved. As forward-looking statements, these statements involve risks, uncertainties, and other factors that cause actual results to differ materially from the expected results. Among other things, these forward looking statements could be affected by the size and complexity of hurricanes Katrina and Rita, uncertainty around the industry loss estimates, potential legal and regulatory developments, number of insureds affected by these hurricanes, the information provided to the Company with respect to these losses, the amount and timing of losses actually incurred and reported by insureds to insurers and subsequently, to reinsurers such as the Company, the preliminary nature of the information received to date, the amount and timing of the reinsurance recoverables and reimbursements actually received, a decline in our ratings with rating agencies and the occurrence of natural and man-made disasters. These factors and the ones detailed in the Company's filings with the U.S. Securities and Exchange Commission should not be construed as exhaustive. In addition, the Company assumes no obligation to update or supply forward-looking statements to reflect subsequent events for circumstances.